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                                                                   EXHIBIT 10.7

                               EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of the 24th day of March, 1995, is made by and between RSx HOLDINGS, INC., a Delaware corporation (the "Company"), and STEVE SIMONS, an individual ("Executive").

                              W I T N E S S E T H:

     WHEREAS, Executive has been actively involved in the business of Rockshox, Inc., a California corporation ("Rockshox"), as an employee, stockholder, officer and member of the Board of Directors of Rockshox; and

     WHEREAS, the Company and RSx Acquisition, Inc., a Delaware corporation ("Acquisition"), collectively, have agreed to purchase all of the issued and outstanding shares of capital stock of Rockshox pursuant to a Stock Purchase Agreement, dated March 24, 1995 (the "Purchase Agreement"), by and among the Company, Acquisition, Executive and other shareholders of Rockshox; and

     WHEREAS, immediately following consummation of the transactions contemplated by the Purchase Agreement, Acquisition will become a wholly-owned subsidiary of the Company and Rockshox will be merged with and into Acquisition; and

     WHEREAS, the Company desires to retain the services of Executive and Executive desires to be retained by the Company;

     NOW, THEREFORE, in consideration of the premises, the covenants and the agreements contained herein, the parties hereto agree as follows:

     1. EMPLOYMENT. Subject to the termination provisions of Sections 6 and 7, the Company shall employ Executive as the President of the Company, and shall cause Acquisition to elect Executive as the President of Acquisition, for a period of one year from the date of execution of this Agreement. Subject to the termination provisions of Sections 6 and 7, and unless Executive notifies the Company in writing of Executive's election to not renew this Agreement no later than 30 days prior to the end of any term of this Agreement, this Agreement shall automatically renew itself for additional one-year terms, not to exceed four one-year renewal terms in total. Executive shall be responsible for the general management of the affairs of the Company and Acquisition as more particularly set forth on EXHIBIT A attached hereto and shall report to the Board of Directors of the Company. Executive shall diligently, faithfully and competently perform to the best of his ability, on a full-time basis, all duties of the Office of President as described in this Section 1 and shall devote as much of his productive time and abilities to the performance of such duties as is required to accomplish such duties.

     2. INITIAL PAYMENT. In consideration of Executive's agreements to be employed and not to disclose certain information, and the other agreements contained herein, Executive shall receive



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from the Company on March 29, 1995 a pre-tax payment of Two Million, Eight
Hundred Twenty Thousand Dollars ($2,820,000), to be paid by wire transfer to an account designated by Executive.

     3. ONGOING PAYMENTS. During the term of this Agreement, the Company will pay Executive a salary at a rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum, payable in substantially equal monthly or more frequent installments. Executive's salary may be increased from time to time during the term of this Agreement at the discretion of the Company's Board of Directors.

     4.   INCENTIVE COMPENSATION.

          a. For each of the Company's fiscal years commencing April 1, 1995 and ending March 31, 2000 (the "Incentive Period") during which Executive has been an employee of the Company for the entire fiscal year, the Company shall pay to Executive a cash bonus (a "Bonus"), no later than 30 days following the delivery of audited financial statements for the fiscal year in question, equal to 15 percent of the amount by which Operating Income (as defined on EXHIBIT B) for such year exceeds $10,400,000, up to a maximum Bonus of $1,500,000 for anyone fiscal year during the Incentive Period ("Yearly Maximum") and a maximum total Bonus of $5,000,000 for the entire Incentive Period (the "Maximum Bonus").

          b. If during the Incentive Period Operating Income for any fiscal year is less than $10,400,000, 15 percent of the amount by which Operating Income is less than $10,400,000 (a "Deficit Bonus"), shall be deducted from future Bonus payments to be paid to Executive, if any. Any Deficit Bonus shall be applied against the next succeeding Bonus payment, but shall not reduce the Bonus to less than zero. Any remaining unapplied Deficit Bonus shall be applied against future Bonus payments, if any, in the same manner.

          c. If during the Incentive Period Operating Income for any fiscal year exceeds $20,400,000, 15 percent of the amount by which Operating Income exceeds $20,400,000 (an "Excess Bonus") shall be applied to any future Bonus payment paid to Executive, if any. Any Excess Bonus shall be applied to the next succeeding Bonus payment, but only to the extent (x) the Excess Bonus does not exceed the amount by which any future Bonus payment is less than the Yearly Maximum for any fiscal year (after first taking into account any then existing Deficit Bonus) and (y) the sum of all Bonus payments during the Incentive Period does not exceed the Maximum Bonus. Any remaining unapplied Excess Bonus shall be applied to future Bonus payments, if any, in the same manner.

          d. If at the end of the Incentive Period there remains any unapplied and unpaid Excess Bonus (after first taking into account any then existing Deficit Bonus) for the Incentive Period, then, notwithstanding the Yearly Maximum for any year, the amount of such unapplied and unpaid Excess Bonus shall be paid to Executive at the time a Bonus is or would be payable to the Executive for the last year of the Incentive Period, but only to the extent that such Excess Bonus, when added to the total of all Bonuses paid to Executive for the Incentive Period, does not exceed the Maximum Bonus and only if Executive is employed by the Company on the last day of the Incentive Period.

          e. Except in the case where Executive terminates this Agreement for Good Reason (as defined in Section 7), or in the case of Executive's death or Disability (as defined in Section 6), no


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Bonus shall be paid to Executive for any fiscal year if he is not employed by the Company on the last day of such fiscal year.

     5. BENEFITS. While Executive is employed as the President of the Company or Acquisition, the Company will provide for Executive's participation in benefit programs on the same basis as the executive officers of Acquisition. The benefits currently offered to the executive officers of Acquisition are listed on EXHIBIT C attached hereto. During the term of this Agreement, including any renewal terms, the Company will, or will cause Acquisition to, continue to provide benefits to Executive which, in the aggregate, are no less favorable than those listed on EXHIBIT C.

     6.   TERMINATION FOR CAUSE.

          a. The Company may terminate this Agreement, all of the Company's obligations under this Agreement, and Executive's employment hereunder for "cause," upon the delivery of written notice to Executive following the occurrence of any one of the following on the part of Executive: (a) conviction of any crime or criminal offense involving monies or other property, or any felony; (b) Executive's breach of any of his fiduciary duties of loyalty as an officer of the Company; (c) repeated and willful failure to diligently, faithfully and competently perform any of the directions of the Company's Board of Directors; (d) Executive's violation of any non-competition agreement with the Company or with any affiliate of the Company and (e) Executive's termination of this Agreement or his employment hereunder for any reason other than Good Reason. In the event of termination of this Agreement for "cause," no amounts shall be payable by the Company thereafter, PROVIDED, HOWEVER, amounts earned under Section 3 which have not been paid to Executive as of the date of such termination and the amount of Bonus, if any, payable under Section 4 but not paid to Executive for any fiscal year prior to the fiscal year in which termination for "cause" occurs shall remain payable by the Company.

          b. Notwithstanding anything contained in this Agreement to the contrary, in the event of Executive's death or, at the election of Executive or the Company, in the event of Disability, this Agreement shall terminate upon the delivery of written notice to the Company, Executive or his estate, as the case may be. In the event of termination of this Agreement pursuant to this Section 6.b., the Company shall pay to Executive or his estate, as the case may be, (i) amounts earned under Section 3 which have not been paid to Executive as of the date of such termination, (ii) Executive's salary for a one-year period following such event, (iii) the amount of Bonus, if any, payable under Section 4 but not paid to Executive for any year prior to the fiscal year in which such termination occurs and (iv) a pro rata share of the Bonus that would otherwise be payable to Executive under Section 4 above for the fiscal year of the Company in which Executive died or became Disabled, pro rated as of the date on which death or Disability occurs. "Disability" or "Disabled" shall mean the inability of Executive to substantially perform his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for a continuous period of six months.

     7.   TERMINATION FOR GOOD REASON.

       a. Executive may terminate this Agreement for any event which constitutes Good Reason. "Good Reason" shall be defined to be (x) a breach by the Company of any of its obligations under Sections 2, 3, 4 or 5 of this Agreement or (y) any 60-day continuous period in which the Executive's primary responsibilities are, without Executive's concurrence and in the absence of any


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breach of this Agreement by Executive, different from the responsibilities set forth on Exhibit A; PROVIDED, HOWEVER, Executive shall have no right to terminate this Agreement pursuant to clause (x) of this paragraph unless Executive first delivers written notice of such breach to the Company and the Company fails to cure such breach within 10 days of receipt of such notice from Executive.

          b. If Executive terminates this Agreement for Good Reason under clause (x) of Section 7.a., Executive shall be entitled to payment of (i) his salary up to the effective date of termination, (ii) his salary for 12 months following the effective date of termination, (iii) the amount of Bonus, if any, payable under Section 4 but not paid to Executive for any year prior to the fiscal year in which such termination occurs and (iv) the amount of Bonus, if any, that otherwise would have been payable to Executive (had Executive not terminated this Agreement for Good Reason under clause (x) of
Section 7.a.) under Section 4 for the Company's fiscal year in which such termination occurs.

          c. If Executive terminates this Agreement for Good Reason under clause (y) of Section 7.a., Executive shall be entitled to payment of (i) his salary up to the effective date of termination, (ii) his salary for the balance of the fiscal year in which such termination occurs, (iii) the amount of Bonus, if any, payable under Section 4 but not paid to Executive for any year prior to the fiscal year in which such termination occurs and (iv) the Bonus (pro rated as of the effective date of termination for Good Reason under clause (y) of Section 7.a.) that would otherwise have been payable to Executive (had Executive not terminated this Agreement for Good Reason under clause (y) of Section 7.a.) under Section 4 for the fiscal year of the Company in which Executive terminates his employment for Good Reason; PROVIDED, HOWEVER, Executive shall deliver written notice to the Company of Executive's election to terminate this Agreement for Good Reason under clause
(y) of Section 7.a. stating the reason why Executive alleges he has the right to terminate this Agreement for Good Reason under clause (y) of Section 7.a. and the Company shall have 30 days following receipt of such written notice to remedy the situation which Executive alleged is the basis for his right to terminate for Good Reason under clause (y) of Section 7.a. If the Company remedies such alleged basis for termination within 30 days of its receipt of such written notice, this Agreement shall remain in full force and effect.
If the Company fails to remedy such alleged basis for termination within 30 days of its receipt of such written notice, this Agreement shall be deemed terminated for Good Reason under clause (y) of Section 7.a., effective on the 30th day following the Company's receipt of such written notice.

     8. AFFILIATE TRANSACTIONS. Except in connection with those matters disclosed on EXHIBIT D, for as long as Executive is employed by the Company or Acquisition, or Executive or any member of his family is the beneficial owner of any stock of the Company, neither Executive, any member of his family nor any affiliate (as such term is used in Section 501(b) of the Rules under the Securities Act of 1933, as amended) of Executive shall engage, directly or indirectly, in any business transaction with the Company or any of its affiliates without the approval of the Board of Directors of the Company (which approval shall include the approval of at least one disinterested director), as reflected in the minutes of the Board of Directors' meetings.

     9. INVENTIONS. Executive agrees that all inventions conceived of or developed by Executive during the term of his employment with the Company, whether alone or jointly with others and whether during working hours or otherwise, which relate to the business of the Company or Acquisition, or any business or other company in which the Company or Acquisition now or hereafter has an ownership interest, shall be the Company's exclusive property. Executive shall (i)


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promptly disclose in writing to the Company each invention conceived or developed by Executive during the term of his employment with the Company,
(ii) assign all rights to such inventions to the Company or Acquisition and
(iii) assist the Company or Acquisition in every way to obtain and protect any patents on such inventions. This Section does not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as EXHIBIT E.

     10. AUDIT RIGHTS. Executive and his duly authorized representatives shall have the right, upon 10 days' prior written notice to the Company and at reasonable hours and during normal business days, to audit the books and records of the Company and Acquisition which relate to the calculation of the Bonus, the cost of which shall be borne solely by Executive, except as set forth below. In the event such audit discloses that the Bonus actually due Executive exceeds the Bonus paid to Executive by an amount greater than five percent of the Bonus paid to Executive, in addition to any other payments to be made hereunder, the Company shall pay to Executive all reasonable costs of the audit performed by Executive or his representatives. In the absence of fraud, twelve months after payment of any Bonus to Executive, the books and records of the Company and Acquisition with respect to such period covered by the Bonus shall become final and closed and Executive shall not have any right to conduct an audit for such period.

     11. SPECIFIC PERFORMANCE. The parties hereto agree that their rights under Section 9 of this Agreement are special and unique and that any violation thereof would not be adequately compensated by money damages, and each grants the other the right to specifically enforce (including injunctive relief where appropriate) the terms of Section 9 of this Agreement.

     12. NOTICES. Any notice, request, consent or communication (collectively a "Notice") under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service for next day delivery, with delivery confirmed, or (iv) telecopied, with receipt confirmed, addressed as follows:

            a. If to Executive:

               Steve W. Simons
               27461 Sherlock Road
               Los Altos Hills, CA 94022
               Telecopier (415) 948-0267

with a copy to:

               Sandra A. Golze, Esq.
               McCutchen, Doyle, Brown & Enersen
               1331 North California Boulevard
               P.O. Box V
               Walnut Creek, CA 94596
               Telephone: (510) 975-5352
               Telecopier: (510) 937-5390


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            b. If to the Company, to:

               RSx Holdings, Inc.
               c/o The Jordan Company
               9 West 57th Street, Suite 4000
               New York, New York 10019
               Attention: Adam E. Max
               Telephone:  (212) 572-0820
               Telecopier:  (212) 750-5263

with a copy to:

               Morris K. Withers, Esq.
               Smith, Gill, Fisher & Butts, P.C.
               1200 Main Street, Suite 3500
               Kansas City, Missouri  64105
               Telephone # (816) 474-7400
               Telecopier # (816) 391-7600

or such other persons or addresses as shall be furnished in writing by either party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) three days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

     13. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Executive.

     14. GOVERNING LAW; WAIVER OF JURY TRIAL; VENUE. This Agreement shall be governed by the law of the state of California as to all matters, including, but not limited to, matters of validity, construction, effect and performance, except that no doctrine of choice of law shall be used to apply any law other than that of the state of California. IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, EACH OF THE PARTIES HERETO WAIVES ALL RIGHTS TO A TRIAL BY JURY. THE COMPANY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT SITTING IN THE STATE OF CALIFORNIA AND OF ANY CALIFORNIA STATE COURT FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR IN THE FUTURE HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.


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     15.  ATTORNEYS' FEES.  If any legal action or other proceeding is commenced to enforce or interpret any provision of, or otherwise relating to, this Agreement, the losing party shall pay the prevailing party's reasonable expenses incurred in the investigation of any claim leading to the proceeding, preparation for any participation in the proceeding, any appeal or other post judgment motion, and any action to enforce or collect the judgment, including contempt, garnishment, levy, discovery and bankruptcy. "Expenses" shall include, without limitation, court or other proceeding costs and experts' and attorneys' fees and their expenses. The phrase "prevailing party" shall mean the party who is determined in the proceeding to have prevailed and who prevails by dismissal, default or otherwise.

     16. SEVERABILITY. The Company and Executive believe the covenants contained in this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of the Company and Executive. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

     17. NEUTRAL INTERPRETATION. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against either party based upon the source of the draftsmanship hereof.

     18. MISCELLANEOUS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and may not be modified orally, but only by a writing subscribed by the party charged therewith. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings (whether oral or written) between the parties with respect to such subject matter.


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     IN WITNESS WHEREOF, the parties hereto have made and entered into this
Agreement the date first hereinabove set forth.

                                       COMPANY:

                                       RSx HOLDINGS, INC.


                                       By:  /s/ ADAM E. MAX
                                            -----------------------------------

                                       Title: President and Secretary
                                              ---------------------------------


                                       EXECUTIVE:

                                       /s/ STEVE SIMONS
                                       ----------------------------------------
                                       Steven W. Simons


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